EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Variable Insurance Trust of our report dated February 20, 2026, relating to the financial statements and financial highlights of NVIT GS Emerging Markets Equity Insights Fund, NVIT GS International Equity Insights Fund, NVIT GS Large Cap Equity Fund, NVIT GS Small Cap Equity Insights Fund and NVIT U.S. 130/30 Equity Fund, which appear in Nationwide Variable Insurance Trust’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 28, 2026